Exhibit 10.1

The following is a summary of the revised base salary compensation of Adept’s executive officers:

Current Executive Officers	Revised Annual Base Salary
John Dulchinos
President and Chief Executive Officer	$285,000
Lisa M. Cummins
Vice President of Finance and Chief Financial Officer	$220,000
Joachim Melis
Vice President, Worldwide Sales	€140,000
David Pap Rocki
Vice President, Worldwide Operations	$197,300